Exhibit 99.1

Adicet Bio Appoints Dr. Andrew Sinclair to its Board of Directors

MENLO PARK, CA and BOSTON, MA – March 04, 2021 – Adicet Bio, Inc. (Nasdaq: ACET), a biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer and other diseases, today announced the appointment of Andrew Sinclair, Ph.D., to its board of directors. Dr. Sinclair will replace Erez Chimovits, who will step down from the Board of Directors.

“Abingworth was a significant investor in our recent successful $152 million financing and we are extremely pleased to welcome Andrew, a highly-respected healthcare investor, to our Board of Directors,” said Chen Schor, President and Chief Executive Officer of Adicet Bio, Inc. “Andrew’s significant life science experience amassed throughout his career, both from the financial and scientific perspective, will be tremendously valuable to Adicet as we continue to advance ADI-001 into the clinic and expand our pipeline of ‘off-the-shelf’ gamma delta T cell product candidates. In addition, we would like to thank Erez for his five years of service and significant contributions to Adicet which have played an important role in advancing our strategic priorities.”

“I am excited to join Adicet Bio’s Board of Directors,” said Andrew Sinclair. “Adicet’s allogeneic gamma delta T cell approach has a number of potential advantages over other cell therapy platforms and I look forward to working with my fellow board members and company management to advance Adicet’s corporate goals in the years ahead.”

Dr. Sinclair is currently a partner and portfolio manager at Abingworth LLP, a life sciences investment group. He has been at Abingworth since 2008 where he has served in various positions focusing on investments in public and private biotech and pharmaceutical companies. Dr. Sinclair currently serves on the boards of directors of Soleno Therapeutics, Inc., Sierra Oncology and Verona Pharma plc. Prior to joining Abingworth, he was senior equity analyst, director, at HSBC Global Markets, where he was responsible for investment research in the mid-cap pharmaceutical sector. Previously, Andrew held biotechnology analyst positions at Credit Suisse and SG Cowen. Dr. Sinclair received his B.Sc. in Microbiology from King’s College London and his Ph.D. in Chemistry and Genetic Engineering at the BBSRC Institute of Plant Science, Norwich. Andrew qualified as a chartered accountant with KPMG.

About Adicet Bio, Inc.

Adicet Bio, Inc. is a biotechnology company discovering and developing allogeneic gamma delta T cell therapies for cancer and other diseases. Adicet is advancing a pipeline of “off-the-shelf” gamma delta T cells, engineered with chimeric antigen receptors and T cell receptor-like antibodies to enhance selective tumor targeting, facilitate innate and adaptive anti-tumor immune response, and improve persistence for durable activity in patients. For more information, please visit our website at http://www.adicetbio.com.

About Abingworth

Abingworth is a leading transatlantic life sciences investment firm. Abingworth helps transform cutting-edge science into novel medicines by providing capital and expertise to top calibre management teams building world-class companies. Since 1973, Abingworth has invested in 172 life science companies, leading to 44 M&As and 69 IPOs. Our therapeutic focused investments fall into three categories: seed and early-stage, development stage, and clinical co-development. Abingworth supports its portfolio companies with a team of experienced professionals at offices in London, Menlo Park (California), and Boston.

Forward-Looking Statements

This press release contains “forward-looking statements” of Adicet within the meaning of the Private Securities Litigation Reform Act of 1995 relating to business and operations of Adicet including, but not limited to preclinical and clinical development of Adicet’s product candidates, including future plans or expectations for ADI-001 and potential therapeutic effects of ADI-001, the timing and outcome of discussions with FDA and other regulatory agencies, expectations regarding the design, implementation, timing, and success of its future clinical studies of ADI-001, and our growth as a company and the anticipated contribution of the members of our board of directors to our operations and progress. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events, and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements, including without limitation, Adicet’s ability to execute on its strategy; that positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; the expected impact and contribution of our board of directors and executives to our business as well as those risks and uncertainties set forth in the company’s most recent quarterly report on Form 10-Q and subsequent filings with the Securities and Exchange Commission.    For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Adicet’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Adicet’s most recent annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K filed with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in Adicet’s other filings with the SEC. All information in this press release is as of the date of the release, and Adicet undertakes no duty to update this information unless required by law.

Adicet Bio, Inc.

Investor and Media Contacts

Anne Bowdidge

abowdidge@adicetbio.com

Janhavi Mohite

Stern Investor Relations, Inc.

212-362-1200

janhavi.mohite@sternir.com